AMENDMENT NO. 2

TO

INVESCO SENIOR LOAN FUND

SERVICE PLAN

Effective June 9, 2017

The Service Plan (the “Service Plan”), for the INVESCO SENIOR LOAN FUND (the “Fund”), dated as of October 15, 2012, is hereby amended, effective June 9, 2017, as follows:

WHEREAS, the parties desire amend the Service Plan to add Class T Shares to Invesco Senior Loan Fund;

NOW THEREFORE, the parties hereby agree that Class T Shares are added to Invesco Senior Loan Fund.

All other terms and provisions of the Plan not amended herein shall remain in full force and effect.